                                                                     Exhibit 5.1


              [Form of Opinion of Milbank, Tweed, Hadley & McCloy]



                                                            February __, 1997


Elmwood Funding Limited
P.O. Box 1984
Elizabethan Square
George Town
Grand Cayman
British West Indies

     Re:  Elmwood Funding Limited
          Registration Statement on Form S-3 (Reg. No. 333-5696)
          ------------------------------------------------------

Ladies and Gentlemen:

          We have acted as special United States counsel to Elmwood Funding Limited (the "Company") in connection with (i) the above-referenced Registration
              -------
Statement on Form S-3 (as amended, the "Registration Statement") filed on
                                        ----------------------
October 2, 1996 with the Securities and Exchange Commission (the "Commission")
                                                                  ----------
pursuant to the Securities Act of 1933, as amended (the "Act"), (ii) the
                                                         ---
prospectus included therein (the "Prospectus") and (iii) the prospectus
                                  ----------
supplement thereto (the "Prospectus Supplement") relating to the issuance of
                         ---------------------
Debt-Backed Pass-Through Certificates, Series 1997-DuPont (the "Certificates").
                                                                ------------
The Certificates represent fractional undivided beneficial interests in a trust (the "Trust") formed pursuant to the Trust Agreement (the "Trust Agreement", the
      -----                                                ---------------
form of which was filed with the Commission as Exhibit 4.1 to the Registration Statement) dated as of February [__], 1997 between the Company, as depositor, and United States Trust Company of New York, as trustee (the "Trustee").
                                                              -------

          In rendering the opinions expressed below, we have examined the following agreements, instruments and other documents: (a) the Registration Statement; (b) the Prospectus; (c) the Prospectus Supplement; (d) the Trust Agreement; (e) the Certificates; and (f) such other documents as we have deemed necessary as a basis for the opinions expressed below.

          In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. When relevant facts were not independently established, we have relied upon statements or certificates of governmental officials and upon representations made in or pursuant to the agreements, instruments and other documents referred to above.

          In rendering the opinions expressed below, we have assumed, with respect to all of the documents referred to in this opinion letter, that:

       (i) such documents have been duly authorized by, have been duly executed and delivered by, and (except, to the extent set forth in the opinions expressed below, as to the Company and the Trustee) constitute legal, valid, binding and enforceable obligations of, all of the parties to such documents;

      (ii) all signatories to such documents have been duly authorized; and

     (iii) all of the parties to such documents are duly organized and validly existing and have the power and authority (corporate, partnership or other) to execute, deliver and perform such documents.

          Based upon and subject to the foregoing and subject also to the comments and qualifications set forth below, and having considered such questions of law as we have deemed necessary as a basis for the opinions expressed below, we are of the opinion that:

          1. The Trust Agreement constitutes the legal, valid and binding obligation of each of the Company and the Trustee, enforceable against each of the Company and the Trustee in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer or other similar laws relating to or affecting the rights of creditors generally (and to the possible judicial application of foreign laws or governmental action affecting the rights of creditors generally) and except as the enforceability of the Trust Agreement is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including, without limitation, (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of materiality, reasonableness, good faith and fair dealing.

          2. When the Certificates have been duly authorized, executed and authenticated in accordance with the Trust

     Agreement, the Certificates will be legally and validly issued and outstanding, fully paid and nonassessable and entitled to the benefits provided for by the Trust Agreement.

          The foregoing opinions are subject to the following comments and qualifications:

          (A) The enforceability of Section 7.11 of the Trust Agreement may be limited by laws limiting the enforceability of provisions exculpating or exempting a party from, or requiring indemnification of a party for, its own action or inaction, to the extent such action or inaction involves gross negligence, recklessness or wilful or unlawful conduct.

          (B)  We express no opinion as to (i) paragraph (b) or (c) of Section
     10.07 of the Trust Agreement or (ii) Section 10.08 of the Trust Agreement.

          The foregoing opinions are limited to matters involving the Federal laws of the United States of America and the law of the State of New York, and we do not express any opinion as to the laws of any other jurisdiction.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to Milbank, Tweed, Hadley & McCloy under the heading "Legal Matters" in the Prospectus and the Prospectus Supplement.

                              Very truly yours,



                              Milbank, Tweed, Hadley & McCloy


BDR/FCP